Exhibit 8.3

Commerce & Finance Law Offices
6F NCI Tower, A12 Jianguomenwai Avenue,
Chaoyang District, Beijing, PRC; Postcode: 100022
Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837
E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn
E-Commerce China Dangdang Inc.
4/F, Tower C, The 5th Square
No. 7, Chaoyangmen North Avenue
Dongcheng District, Beijing 100010
People’s Republic of China
Date: November 17, 2010
RE: E-COMMERCE CHINA DANGDANG INC.
Dear Sirs,
We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this legal opinion, excluding Hong Kong, Macau and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC.
We have acted as the PRC counsel for E-Commerce China Dangdang Inc. (the “Company”), a company established and existing under the laws of the Cayman Islands, in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company and the Selling Shareholders of American Depositary Shares (“ADSs”), representing Class A common shares, par value US$ 0.0001 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.
This opinion is rendered on the basis of the PRC laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may be made by an order of the President of the PRC or the State Council or, in the case of provincial laws and regulations, by the relevant provincial government and may become effective immediately on promulgation. We have no obligation to update this opinion after the effective date of the Registration Statement.
Capitalized terms and expressions used herein and not otherwise defined should have the same meanings as ascribed to such terms in the Registration Statement.
Based on the foregoing, we are of the opinion that:
We have advised the Company that foreign ADS holders may be subject to a 10% withholding tax upon dividends payable by the Company, if such income is sourced from within the PRC. Under the Enterprise Income Tax Law of 2007 dated March 16, 2007 and the Implementation Regulations of the Enterprise Income Tax Law dated December 6, 2007, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise. The “de facto management body” of an enterprise is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Although the Company is incorporated in the Cayman Islands, substantially all of the Company’s management members are based in the PRC. It remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company controlled by PRC individuals, like the Company.
The opinion set forth under “Taxation” of the prospectus included in the Registration Statement, as it relates to matters of PRC tax law, is the opinion of Commerce & Finance Law Offices.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement, and to the use of our name in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.
Yours faithfully,
/s/ Commerce & Finance Law Offices

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